As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LYONDELL CHEMICAL COMPANY

(Exact Name of Registrant as Specified in Its Charter)

1221 McKinney Street, Suite 700
Delaware	Houston, Texas 77010	95-4160558
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices and Zip Code)	(I.R.S. Employer Identification No.)

Lyondell Chemical Company 401(K) and Savings Plan

(Full Title of the Plan)

KERRY A. GALVIN

Senior Vice President, General Counsel and Secretary

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

(Name and Address of Agent for Service)

(713) 652-7200

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	6,000,000	$23.945	$143,670,000	$15,372.69
Common Stock Purchase Right	(4)	(5)	(5)	(5)

(1)	Each share of the registrant’s common stock being registered hereunder includes the associated rights to purchase common stock (the “Common Stock Purchase Right”) under Lyondell Chemical Company’s Rights Agreement (the “Rights Agreement”) dated as of December 8, 1995, as amended.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan or the Rights Agreement as a result of the antidilution provisions thereof. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Lyondell Chemical Company 401(K) and Savings Plan described herein.
(3)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933 solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of Lyondell common stock reported on the New York Stock Exchange on December 21, 2005.
(4)	The description and terms of the Common Stock Purchase Right are set forth in the Rights Agreement. Each Common Stock Purchase Right entitles a registered holder of Lyondell common stock to purchase from Lyondell one share of common stock, as adjusted pursuant to the Rights Agreement, at a purchase price determined as set forth in the Rights Agreement.
(5)	The value attributed to the Common Stock Purchase Right, if any, is reflected in the value of the common stock. No separate consideration is payable for the Common Stock Purchase Right. The registration fee for these securities is included in the fee for the common stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Lyondell Chemical Company (the “Company” or “Lyondell”) pursuant to General Instruction E to Form S-8 to register an additional 6,000,000 shares of the Company’s common stock, par value $1.00 per share. The contents of the Registration Statement on Form S-8, Registration No. 333-85686, previously filed by the Company and relating to the registration of shares of common stock for issuance under the Lyondell Chemical Company 401(K) and Savings Plan are hereby incorporated by reference in this Registration Statement in accordance with General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov, and our electronic SEC filings are also available from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this Registration Statement and does not constitute a part of this Registration Statement. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this Registration Statement, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	the annual report of the Lyondell Chemical Company 401(K) and Savings Plan on Form 11-K for the year ended December 31, 2004;

•	our current reports on Form 8-K filed on January 18, 2005, January 21, 2005, February 2, 2005, February 3, 2005, February 4, 2005, February 24, 2005, April 1, 2005, April 28, 2005, May 12, 2005, July 28, 2005, August 26, 2005, August 30, 2005, September 13, 2005, September 27, 2005, October 4, 2005, October 11, 2005, October 19, 2005, November 7, 2005, December 2, 2005, December 5, 2005 and December 6, 2005, and our current report on Form 8-K/A, filed on February 14, 2005, excluding in each case any information that was furnished to (and not filed with) the SEC;

•	the description of our capital stock (excluding the related rights to purchase our common stock) contained in our Current Report on Form 8-K filed with the SEC on October 22, 2002, which updated the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on December 12, 1995, as such may be amended from time to time; and

•	the description of the right to purchase common stock under our Rights Agreement dated as of December 8, 1995, as amended, contained in our Registration Statement on Form 8-A/A filed with the SEC on December 6, 2005, as such may be amended from time to time.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

The legality of the Company’s common stock is opined on by Kerry A. Galvin, our Senior Vice President, General Counsel and Secretary. As of December 1, 2005, Ms. Galvin owned 35,458 shares of the Company’s common stock, either directly or through employee benefit plans, and held options to acquire 419,286 shares of Lyondell common stock.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

Lyondell’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to it or any of its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Any repeal or modification of such provision shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Lyondell’s certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

By-laws

Lyondell’s Amended and Restated By-laws (“By-laws”) contain indemnification rights for its directors and officers. Specifically, the By-laws provide that Lyondell shall indemnify its officers and directors with respect to all matters to which Section 145 of the Delaware General Corporation Law may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware. Further, Lyondell may maintain insurance to protect itself and any of its directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss. Lyondell may also enter into indemnity agreements with persons who are members of its board of directors, its elected officers and with other persons as the board of directors may designate.

Indemnity Agreements

Lyondell has entered or will enter into indemnity agreements (“Indemnity Agreements”) with each of its present and future directors and officers (individually, the “Indemnitee” and collectively, the “Indemnitees”). Each provides for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent permitted by Delaware law. More specifically, each Indemnity Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee (including the Indemnitee’s estate, heirs, executors, and administrators) is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that Lyondell has the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) a mechanism through which an Indemnitee may seek court relief in the event the Reviewing Party (as defined in the Indemnity Agreements) determines that the Indemnitee would not be entitled to be indemnified, (v) that an Indemnitee is entitled to indemnification against all expenses (including attorneys’ fees) incurred in seeking to collect an indemnity claim or advancement of expenses from Lyondell and (vi) that after there has been a Change of Control (as defined in the Indemnity Agreements), all of Lyondell’s determinations regarding a right to indemnity, and the right to advancement of expenses, shall be made by independent legal counsel.

In the event of a Potential Change in Control (as defined in the Indemnity Agreements), the Indemnity Agreements require Lyondell, upon written request of the Indemnitee, to create a trust to indemnify the Indemnitee and to fund such trust in an amount sufficient to cover expenses reasonably anticipated. Upon a Change of Control, the trust would become irrevocable and the funds committed to such trust would not be available to Lyondell for use as working capital. All unexpended funds in the trust will revert to Lyondell upon a final court determination that an Indemnitee has been fully indemnified under the terms of the Indemnity Agreement.

Indemnitees’ rights under the Indemnity Agreements are not exclusive of any other rights they may have under Delaware Law, directors’ and officers’ liability insurance, its By-laws or otherwise. However, the Indemnity Agreements do prevent double payment.

If, in the future, because of changes in Delaware Law or otherwise, Lyondell determines that the Indemnity Agreements do not provide indemnification to the fullest extent of the Delaware law, Lyondell intends to amend such agreements, or enter into new agreements with directors and officers, to provide, in its judgment, for full indemnification.

Lyondell believes that the By-laws and the Indemnity Agreements are largely confirmatory of Delaware law. However, the provisions of the By-laws and the Indemnity Agreements apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. In addition, the contract right explicitly created in the Indemnity Agreements gives the Indemnitee protection against a subsequent, adverse change in the indemnification provisions of its By-laws, such as might occur in the event of a Change of Control (as defined in the Indemnity Agreements). Upon a Change of Control, the establishment of a trust fund pursuant to the Indemnity Agreements might facilitate indemnification payments, but would not broaden the rights to indemnity thereunder. Furthermore, under the Delaware Law, the advance of litigation expenses is discretionary; under the Indemnity Agreements, such advance is mandatory absent a special determination to the contrary. Litigation expenses incurred by an Indemnitee in a proceeding to seek recovery of amounts due under the Indemnity Agreement are recoverable under the Indemnity Agreement if the Indemnitee is successful in whole or in part. In the absence of the Indemnity Agreement, such expenses might not have been recoverable.

Unlike Delaware law, which authorizes the payment of expenses (including legal fees) in a shareholders’ derivative suit, but not of any other amounts, such as fees or settlements, the Indemnity Agreements do not distinguish between indemnification for claims brought by or in the right of Lyondell Chemical Company and indemnification for claims brought by third parties. Accordingly, Lyondell would be permitted under an Indemnity Agreement to indemnify an Indemnitee within the limits established by law and public policy.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit No.	Description

4.1*

— Amended and Restated Certificate of Incorporation of Lyondell Chemical Company (filed as an exhibit to our Current Report on Form 8-K filed on November 30, 2004 and incorporated herein by reference (Commission File Number 001-10145))

4.2*	— Amended and Restated Bylaws of Lyondell Chemical Company (incorporated herein by this reference to Exhibit 3.2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.3*	— Rights Agreement (incorporated herein by this reference to Exhibit 1 of our Current Report on Form 8-K filed December 12, 1995)

4.3(a)*	— Amendment to Rights Agreement (incorporated herein by this reference to Exhibit 4.4 of our Current Report on Form 8-K filed September 6, 2002)

4.3(b)*	— Amendment to Rights Agreement (incorporated herein by this reference to Exhibit 4.6(b) of our Annual Report on Form 10-K for the year ended December 31, 2002)

4.3(c)*	— Amendment to Rights Agreement dated as of December 1, 2005 (incorporated herein by this reference to Exhibit 4.4 of our Form 8-A/A filed December 6, 2005)

4.4(a)*	— Lyondell Chemical Company 401(K) and Savings Plan (incorporated herein by this reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed April 5, 2002)

4.4(b)	— Amendment to Lyondell Chemical Company 401(K) and Savings Plan (filed herewith)

4.4(c)	— Amendment to Lyondell Chemical Company 401(K) and Savings Plan (filed herewith)

5	— Opinion of Kerry A. Galvin, Senior Vice President, General Counsel and Secretary of the Company (filed herewith)

23.1	— Consent of Kerry A. Galvin (included in Exhibit 5)

23.2	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

23.3	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

23.4	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

24	— Power of Attorney (filed herewith)

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining any liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 23rd day of December, 2005.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin
Name:	Kerry A. Galvin
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

* Dr. William T. Butler	Chairman of the Board	December 23, 2005

* Dan F. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2005

* Carol A. Anderson	Director	December 23, 2005

* Stephen I. Chazen	Director	December 23, 2005

* Worley H. Clark	Director	December 23, 2005

* Travis Engen	Director	December 23, 2005

* Stephen F. Hinchliffe, Jr.	Director	December 23, 2005

* Danny W. Huff	Director	December 23, 2005

* Dr. Ray R. Irani	Director	December 23, 2005

* David J. Lesar	Director	December 23, 2005

* David J.P. Meachin	Director	December 23, 2005

* Dr. William R. Spivey	Director	December 23, 2005

* T. Kevin DeNicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 23, 2005

* Charles L. Hall	Vice President and Controller (Principal Accounting Officer)	December 23, 2005

*By:	/s/ Kerry A. Galvin

Kerry A. Galvin, as Attorney in fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Lyondell 401(K) and Savings Plan) have duly caused this registration statement to be signed on behalf of the Lyondell Chemical Company 401(K) and Savings Plan by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on December 23, 2005.

LYONDELL CHEMICAL COMPANY 401(k) AND SAVINGS PLAN

By:	/s/ Allen C. Holmes
Name: Title:	Allen C. Holmes Chairman, Benefits Administrative Committee

EXHIBIT INDEX

Exhibit No.	Description

4.1*

— Amended and Restated Certificate of Incorporation of Lyondell Chemical Company (filed as an exhibit to our Current Report on Form 8-K filed on November 30, 2004 and incorporated herein by reference (Commission File Number 001-10145))

4.2*	— Amended and Restated Bylaws of Lyondell Chemical Company (incorporated herein by this reference to Exhibit 3.2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.3*	— Rights Agreement (incorporated herein by this reference to Exhibit 1 of our Current Report on Form 8-K filed December 12, 1995)

4.3(a)*	— Amendment to Rights Agreement (incorporated herein by this reference to Exhibit 4.4 of our Current Report on Form 8-K filed September 6, 2002)

4.3(b)*	— Amendment to Rights Agreement (incorporated herein by this reference to Exhibit 4.6(b) of our Annual Report on Form 10-K for the year ended December 31, 2002)

4.3(c)*	— Amendment to Rights Agreement dated as of December 1, 2005 (incorporated herein by this reference to Exhibit 4.4 of our Form 8-A/A filed December 6, 2005)

4.4(a)*	— Lyondell Chemical Company 401(K) and Savings Plan (incorporated herein by this reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed April 5, 2002)

4.4(b)	— Amendment to Lyondell Chemical Company 401(K) and Savings Plan (filed herewith)

4.4(c)	— Amendment to Lyondell Chemical Company 401(K) and Savings Plan (filed herewith)

5	— Opinion of Kerry A. Galvin, Senior Vice President, General Counsel and Secretary of the Company (filed herewith)

23.1	— Consent of Kerry A. Galvin (included in Exhibit 5)

23.2	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

23.3	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

23.4	— Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company (filed herewith)

24	— Power of Attorney (filed herewith)

*	Incorporated herein by reference as indicated.